Exhibit 10.8

AGREEMENT

BY AND BETWEEN

FIRST BUSINESS BANK AND

COREY CHAMBAS

(AMENDED AND RESTATED DECEMBER 22, 2014)

Table of Contents

Page

ARTICLE 1. DEFINITIONS    2
1.1    Definitions    2
ARTICLE 2. RETIREMENT BENEFIT    4
2.1    Normal Retirement Benefit    4
2.2    Early Retirement Benefit    4
2.3    Withholding of Taxes    5
2.4    Notice of Retirement    5
2.5    Consulting    5
ARTICLE 3. DEATH BENEFIT    6
3.1    Death Benefit    6
3.2    Alternative Death Benefit    6
3.4    Life Insurance    7
3.5    Withholding of Taxes    7
ARTICLE 4. DISABILITY    7
4.1    Treatment of Disability    7
4.2    Retirement Benefit    7
4.3    Inflation Protection    7
4.4    Death Benefits    7
ARTICLE 5. TERMINATION OF EMPLOYMENT BY THE COMPANY    8
5.1    Termination for Cause    8
5.2    Termination for Other Than Cause    8
ARTICLE 6. CHANGE IN CONTROL BENEFIT    8
6.1    Change in Control Benefit    8
6.2    Withholding of Taxes    10
ARTICLE 7. COVENANTS NOT TO COMPETE    10
7.1    Covenant Not to Compete    10
7.2    Solicitation    10
7.3    Covenant Not to Compete During Consulting Period    10
7.4    Trade Secrets Laws Not Limited    10
ARTICLE 8. TERM OF AGREEMENT    10
8.1    Term of Agreement    10
8.2    Survival of Obligation    10
ARTICLE 9. SUCCESSORS    11
9.1    Successors    11
9.2    Binding Effect    11

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ARTICLE 10. MISCELLANEOUS    11
10.1    Employment Status    11
10.2    Beneficiaries    11
10.3    Entire Agreement    11
10.4    Gender and Number    11
10.5    Severability    11
10.6    Modification    11
10.7    Applicable Law    12
10.8    Full Time Employment    12
10.9    One Benefit Payable    12
10.10    Attorneys’ Fees    12
10.11    Code Section 409A    12

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AGREEMENT
THIS AMENDED AND RESTATED AGREEMENT is made and entered into as of this 22nd day of December 2014, by and between First Business Bank, a Wisconsin corporation (the “Company”), and Corey Chambas, President and Chief Executive Officer of the Company (the “Executive”). The parties agree that the agreement between them made and entered into as of January 1, 2005 (the “Prior Agreement”) is superseded by this Agreement and is no longer in effect.
WITNESSETH:
WHEREAS, it is desirable to amend and restate the Prior Agreement as set forth herein; and
WHEREAS, the Company shall provide the Executive and/or his beneficiaries with the death and retirement benefits set forth in this Agreement, subject to the terms and conditions of this Agreement, and said benefits shall be in addition to the Executive’s regular compensation, bonus and employee benefits; and
WHEREAS, the Board of Directors of the Company has approved the Company entering into this Agreement with the Executive; and
WHEREAS, the Executive has discharged the duties as a senior executive in a very capable and skillful manner, resulting in substantial benefits to the Company; and
WHEREAS, the Company desires the Executive to remain in its service and to continue to use his knowledge and experience on behalf of the Company, and is willing to continue to offer the Executive an incentive to do so in the form of death and retirement benefits; and
WHEREAS, the Executive is willing to continue his efforts on behalf of the Company in exchange for such an incentive; and
WHEREAS, should the possibility of a Change in Control arise, the Board believes it imperative that the Company and the Board should be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon his advice, if it requests it, as to the best interests of the Company and its shareholders without concern that he might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control; and
WHEREAS, should the possibility of a Change in Control arise, in addition to the Executive’s regular duties, he may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be appropriate.
NOW, THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows.
ARTICLE 1. DEFINITIONS
1.1    Definitions. Whenever used in this Agreement, the following terms shall have the meanings set forth below, and, when the meaning is intended, the initial letter of the word is capitalized:

(a)    “Agreement” means this document.
(b)    “Beneficiary” means the persons or entities designated by the Executive pursuant to Section 10.2 herein.
(c)    “Board” means the Board of Directors of the Company or any committee formed by or appointed by the Board to administer this Agreement.
(d)    “Cause” shall be determined by the Board, in the exercise of good faith and reasonable judgment, and shall mean any of the following:
(1)    The willful, intentional, and continued failure by the Executive to substantially perform the Executive’s duties to the best of the Executive’s ability after a written demand for performance is delivered by the Board to the Executive that identifies the failure to perform such duties if such failure is not remedied within ninety (90) calendar days after receipt of the written demand by the Executive.
(2)    The occurrence of the Executive’s conviction for committing an act of fraud, embezzlement, theft, or other act constituting a felony substantially related to the circumstances of the Executive’s duties; or material breach by the Executive of the banking laws of Wisconsin or the United States or any regulation issued by a state or federal regulatory authority having jurisdiction over the banking affairs of the Company, or any of its subsidiary, parent, or affiliated organizations; or an act which disqualifies the Executive from serving as an officer or director of a bank under Wisconsin or Federal banking laws.
(e)    “Change in Control”
(1)    A “Change in Control” shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied including, but not limited to, signing of documents by all parties and approval by all regulatory agencies, if required:
(i)    Any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and used in Sections 13(d) and 14(d) thereof), including a group (as defined in Section 13(d)), becomes the Beneficial Owner (as such term is defined pursuant to rules promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing at least fifty percent (50%) of the combined voting power of the Company’s then outstanding securities;
(ii)    During any twelve (12) consecutive months, individuals who, at the beginning of the twelve- (12-) month period constitute the Board, cease for any reason to constitute a majority of the Board; provided, however, a “Change in Control” shall not occur pursuant to this provision, if a new director is approved by a vote of at least a majority of the directors serving on the Board and these directors either were directors at the beginning of the twelve- (12-) month period or whose election or nomination for election was so approved; or
(iii)    The shareholders of the Company approve: (A) a plan of complete liquidation of the Company; or (B) an agreement for the sale or disposition of all or substantially all the Company’s assets; or (C) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after or within one (1) year following such merger, consolidation, or reorganization.
(2)    However, notwithstanding the foregoing, in no event shall a Change in Control be deemed to have occurred, with respect to the Executive, if the Executive is part of a purchasing group which consummates the Change-in-Control transaction. The Executive shall be deemed “part of a purchasing group” for purposes of the preceding sentence if the Executive is an equity participant in the purchasing company or group (except for passive ownership of less than three (3%) percent of the stock of the purchasing company or ownership of equity participation in the purchasing company or group which is otherwise not significant, as determined prior to the Change in Control by a majority of the nonemployee continuing members of the Board).
(3)    For purposes of the definition of “Change in Control” under this Section 1.1(e), “Company” means First Business Financial Services, Inc. or First Business Bank.
(f)    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
(g)    “Company” means First Business Bank, a Wisconsin corporation (including any and all of its subsidiaries), or any successor thereto as provided in ARTICLE 9 herein, except as otherwise provided in Section 1.1(e)(3). For purposes of the Executive’s separation from service (as defined in Code Section 409A and any regulations thereunder) with the Company, “Company” includes First Business Financial Services, Inc. and any other entity related to the Company (within the meaning of Code Section 414(b), (c) or (m)).
(h)    “Death Benefit” means the benefit payable to the Beneficiary pursuant to Section 3.1.
(i)    “Early Retirement Benefit” means the retirement benefit payable to the Executive pursuant to Section 2.2.
(j)    “Effective Date” means December 22, 2014.
(k)    “Executive” means Corey Chambas, who is presently the President and Chief Executive Officer of the Company.
(l)    “Normal Retirement Age” means the first day of the month following the month in which the Executive reaches age sixty-five (65).
(m)    “Normal Retirement Benefit” means the retirement benefit payable to the Executive pursuant to Section 2.1.
(n)    “Parachute Payment” means a “parachute payment” as defined in Section 280G of the Internal Revenue Code of 1986, as amended, and any regulations thereunder.
(o)    “Retirement Date” means the effective date of the retirement of the Executive pursuant to ARTICLE 2.

(p)    “Salary” means, with respect to any calendar year in which the Executive’s separation from service with the Company occurs, the aggregate of the Executive’s base salary for the year and the highest of the following: (i) the amount of his target bonus for the year, (ii) the average of the amounts of his actual bonuses, if any, for the two (2) immediately preceding years, or (iii) the average of the amounts of his actual bonuses, if any, for the three (3) immediately preceding years). The Salary shall be calculated based on the date of actual separation from service, even if the Executive is deemed to remain employed after such separation under ARTICLE 4.
(q)    “Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) as determined by the Company based upon the twelve (12)-month period ending on each December 31st (such 12-month period is referred to below as the “identification period”). If the Executive is determined to be a key employee, the Executive shall be treated as a Specified Employee for purposes of this Agreement during the 12-month period that begins on the April 1 following the close of the identification period. For purposes of determining whether the Executive is a key employee, “compensation” means the Executive’s W-2 compensation as reported by the Company for a particular calendar year.
(r)    “Total Disability” means that the Executive:
(1)    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or
(2)    is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.
ARTICLE 2.    RETIREMENT BENEFIT
2.1    Normal Retirement Benefit. Upon the Executive’s separation from service with the Company at or after Normal Retirement Age (“Normal Retirement”), the Company shall become obligated to pay to the Executive a retirement benefit equal to sixty percent (60%) of the Executive’s Salary, payable yearly for ten (10) years, beginning on the fifteenth (15th ) day following the Retirement Date and on the next nine (9) anniversaries of the first payment. In the event of the Executive’s death before the total amount due under this Section has been paid, the Company shall pay to the Beneficiary, or, if none, the Executive’s estate, the remaining annual payments on the schedule established at the Executive’s Normal Retirement.
2.2    Early Retirement Benefit.
(a)    The Executive may retire at any time after the Executive has been employed by the Company for twenty-three (23) consecutive years (“Early Retirement”). The Executive’s date of initial employment with the Company is December 1, 1993, and, therefore, if there is no interruption in consecutive years of employment, the Executive may retire at any time after December 1, 2016. Upon the Executive’s separation from service with the Company due to Early Retirement, the Company shall become obligated to pay to the Executive a retirement benefit equal to sixty percent (60%) of the Executive’s Salary, multiplied by a vesting percentage described below, payable for ten (10) years, beginning on the fifteenth (15th) day following the Retirement Date and on the next nine (9) anniversaries of the first payment. In the event of the Executive’s death before the total amount due under this Section has been paid, the Company shall pay to the Beneficiary, or, if none, the Executive’s estate, the remaining annual payments on the schedule established at the Executive’s Early Retirement.
(b)    When the Executive has completed twenty-three (23) years of consecutive employment with the Company, the vesting percentage shall be twenty-three thirty-fourths (23/34), or sixty-seven and 65/100 percent (.6765). The numerator twenty–three (23) used to determine the vesting percentage shall increase by one (1) for each subsequent year of consecutive service with the Company above twenty-three (23) through thirty-four (34). Therefore, for example, if the Executive’s separation from service occurs after twenty-seven (27) years of consecutive service the vesting percentage shall be twenty-seven thirty-fourths (27/34), or seventy-nine and 41/100 percent (.7941). For another example, if the Executive’s separation from service occurs after thirty-four (34) years of service, the vesting percentage shall be thirty-four thirty-fourths (34/34) or one hundred percent (100%), and the Executive shall be entitled to the Normal Retirement Benefit, rather than an Early Retirement Benefit.
2.3    Withholding of Taxes. The Company shall withhold from any amounts payable under this ARTICLE all federal, state, city, local, or other taxes as may be required.
2.4    Notice of Retirement. The Executive shall give the Company at least one (1) year’s notice of his intent to retire, in writing. Notwithstanding any provision in this Agreement to the contrary, neither the Executive nor, in the event of his death, the Beneficiary or, if none, the Executive’s estate shall be entitled to any benefit under this ARTICLE 2 until the Company has been given the notice required by this Section 2.4, and the Executive has worked, or offered to work, for the notice period of one (1) year; provided, however, no notice of intent to retire is required if the Executive chooses to retire and/or becomes eligible for an Early or Normal Retirement Benefit as a result of the occurrence of an event described in Section 3.2, 4.2 or 5.2.
2.5    Consulting. In the event of the Executive’s separation from service with the Company for any reason other than death, Total Disability or Cause, effective as of his separation from service, the Company shall engage the Executive, and the Executive shall serve the Company, as a consultant on the terms and subject to the conditions set forth in this Section 2.5. During the Term (as defined below), the Consultant shall devote his best efforts, attention, skills and energies, as necessary, to provide the Company with the Consulting Services (as defined below).
(a)    Term. The period during which the Executive will provide the Consulting Services to the Company shall commence on the date of his separation from service and shall continue through the later of (1) date of the last payment of his Early or Normal Retirement Benefit, as applicable, or (2) the second (2nd) anniversary of his separation from service (the “Term”).
(b)    Services. The Executive shall provide the following services (the “Consulting Services”) as reasonably requested from time to time by the Chair of the Board or the President of the Company upon not less than seven (7) days written notice:
(1)    responding to questions concerning the Company, including, but not limited to, its business, financial condition, customers and prospects; and
(2)    such other services as may be mutually agreed upon by the Executive and the Chair of the Board or the President of the Company from time to time. The Executive shall not be required to devote (i) more than ten (10) hours during any calendar quarter or (ii) any minimum number of hours to perform Consulting Services. For up to sixteen (16) weeks each year, the

Executive, in his discretion, may be unavailable to provide Consulting Services. The Executive may perform Consulting Services by telephone or any other means of electronic communication. During the Term, the Executive may pursue other civic, private and business interests, provided that his pursuit of such interests does not violate any of his covenants in this Agreement.
(c)    Compensation. For and in consideration of his being available to provide Consulting Services hereunder, the Company shall pay the Executive cash in the amount of five thousand and no/100 dollars ($5,000.00) on the date of each payment of his Normal or Early Retirement Benefit, as applicable, or, if he is not eligible for his Normal or Early Retirement Benefit, on each anniversary of his separation from service through the end of the Term. The Executive shall be entitled to receive such payments whether or not he is requested to provide Consulting Services.
(d)    Relationship. In providing any Consulting Services, the Executive shall be acting as an independent contractor and not as an employee, agent or representative of the Company. During the Term, the Executive shall disclose that he is an independent contractor of the Company and shall not represent to any third party that he is an employee, agent or representative of the Company. As an independent contractor, the Executive shall have no authority, express or implied, to commit or obligate the Company in any manner whatsoever, and nothing contained herein shall be construed or interpreted to create an employment, agency, partnership or joint venture relationship between the Executive and the Company.
(e)    Benefit Plans. Except as otherwise provided in this Agreement, during the Term the Executive shall not be covered under, eligible to participate in, or otherwise entitled to receive any benefits under, any pension, welfare or fringe benefit plan, if any, offered or provided by the Company to any employee or former employee of the Company.
(f)    Taxes. The Executive shall be liable for the payment of all taxes on any compensation paid to the Executive under this Section 2.5, and the Company shall not withhold or pay any federal, state or local income, social security, unemployment or workers compensation taxes on such compensation.
ARTICLE 3.    DEATH BENEFIT
3.1    Death Benefit. In the event of the Executive’s death while in the employ of the Company, the Company shall pay to the Beneficiary, or, if none, the Executive’s estate, the sum of one million five hundred thousand and 00/100 dollars ($1,500,000.00). Such sum shall be paid over a period of ten (10) years beginning with the fifteenth (15th) day of the first calendar month following the date of the Executive’s death and on the next following nine (9) anniversaries of the first payment.
3.2    Alternative Death Benefit. If the Early or Normal Retirement Benefit which the Executive would have been entitled to (if he had retired) on the day immediately preceding the date of the Executive’s death exceeds the Death Benefit payable under Section 3.1, the Beneficiary shall be entitled to an amount equal to such Early or Normal Retirement Benefit paid as a replacement for the Death Benefit. Such sum shall be paid over a period of ten (10) years beginning with the fifteenth (15th) day of the first calendar month following the date of the Executive’s death and on the next following nine (9) anniversaries of the first payment.
3.3    Life Insurance. If the Company purchases any life insurance policy on the Executive’s life and the Company is the beneficiary of such life insurance policy, the Death Benefit payable under Section

3.1 will not be payable if the circumstances of the Executive’s death because of suicide within the applicable contestable period are such that the Company is not entitled to the policy benefit.
3.4    Withholding of Taxes. The Company shall withhold from any amounts payable under this ARTICLE all federal, state, city, local, or other taxes as may be required.
ARTICLE 4.    DISABILITY
4.1    Treatment of Disability. In the event of the Executive’s separation from service with the Company prior to his Normal Retirement Age due to Total Disability, the Executive shall be considered, notwithstanding such separation from service, to continue to be employed by the Company for purposes of his eligibility for benefits under this ARTICLE 4.
4.2    Retirement Benefit.
(a)    If the Executive’s separation from service due to Total Disability occurs prior to age fifty-five (55), then, as of his separation from service, the Executive shall receive the Early Retirement Benefit under Section 2.2 as though he had been employed by the Company for consecutive years through age fifty-five (55).
(b)    If the Executive’s separation from service due to Total Disability occurs after he reaches age fifty-five (55) but prior to his Normal Retirement Age, then, as of his separation from service, the Executive shall receive the Early Retirement Benefit described in Section 2.2.
(c)    If the Executive’s separation from service due to Total Disability occurs after he reaches Normal Retirement Age, the Executive shall receive the Normal Retirement Benefit described in Section 2.1.
4.3    Inflation Protection. If the Executive receives an Early or Normal Retirement Benefit pursuant to Section 4.2, the amount of the Executive’s Salary (for purposes of calculating the Early or Normal Retirement Benefit) shall be increased annually by an amount equal to the average annual performance increase approved for Company personnel Company-wide between the date of the Executive’s separation from service due to Total Disability and the date of the first payment. For example, if the Executive’s employment terminates due to Total Disability on December 31, 2005, and if the Executive’s Salary for 2005 is two hundred thousand and no/100 dollars ($200,000) and if the Executive receives the first payment on December 15, 2010, and the average Company-wide annual performance increases were four percent (4%) in 2006, zero percent (0%) in 2007, three percent (3%) in 2008, three percent (3%) in 2009, and two percent (2%) in 2010, the amount of the Executive’s Salary shall be deemed to be two hundred twenty-five thousand eighty and 54/100 dollars ($225,080.54).
4.4    Death Benefits. In the event of the Executive’s death while Totally Disabled prior to commencement of payment of Early or Normal Retirement Benefits under ARTICLE 2 or Section 4.2, the Beneficiary, or, if none, the Executive’s estate, shall receive the Death Benefit described in ARTICLE 3.
ARTICLE 5.    TERMINATION OF EMPLOYMENT BY THE COMPANY
5.1    Termination for Cause. In the event of the Executive’s separation from service with the Company due to the termination by the Company of his employment for Cause, all obligations to pay benefits under this Agreement shall immediately become null and void.

5.2    Termination for Other Than Cause. In the event of the Executive’s separation from service with the Company due to the termination by the Company of his employment for any reason other than Cause prior to a Change in Control or more than two (2) years after a Change in Control, the Company shall pay the Executive as wages the greater of an amount equal to two (2) times the Executive’s Salary or the amount to which the Executive would be entitled under ARTICLE 2 of this Agreement had the Executive given notice of retirement one (1) year before the date on which the Company terminated the Executive’s employment.
(g)    Severance Benefits. If the greater amount is two (2) times the Executive’s Salary, then upon the Executive’s separation from service with the Company, the Company shall become obligated to pay to the Executive such amount in equal yearly installments for ten (10) years, beginning on the fifteenth (15th ) day following the date of the Executive’s separation from service and on the next nine (9) anniversaries of the first payment. In the event of the Executive’s death before the total amount due under this Section has been paid, the Company shall pay to the Beneficiary, or, if none, the Executive’s estate, the remaining annual payments on the schedule established on the date of the Executive’s separation from service.
(h)    Retirement Benefit. If the greater amount is defined in ARTICLE 2 of this Agreement, then payment shall be made according to the terms stated in ARTICLE 2 and the Executive shall serve as the consultant to the Company in accordance with Section 2.5. In the event of the Executive’s death before the total amount due under this Section 5.2(b) has been paid, the Company shall pay to the Beneficiary, or, if none, the Executive’s estate, the remaining annual payments on the schedule established at the Executive’s employment termination date.
ARTICLE 6.    CHANGE IN CONTROL BENEFIT
6.1    Change in Control Benefit.
(i)    Involuntary Termination of Employment. In the event of a Change in Control followed by the Executive’s separation from service with the Company due to an involuntary termination of his employment without Cause within two (2) years of the Change in Control, the Executive shall be entitled to a cash payment of an amount equal to the fair value of the Executive’s unvested stock options issued by the Company or by First Business Financial Services, Inc. calculated as of the date of the Executive’s termination from employment, plus such additional amount as will, when added to any Parachute Payment to the Executive contingent upon the Change in Control, equal two and 99/100 (2.99) times the Executive’s Salary. Payment shall be made on the fifteenth (15th) day immediately following the date of the Executive’s separation from service.
(j)    Involuntary Reassignment or Salary Reduction. In the event of a Change in Control followed by:
(1)    an involuntary assignment of the Executive to a position of lesser responsibility than that which he held at the time of the Change in Control or
(2)    an involuntary reduction of more than ten percent (10%) in the amount of the Executive’s Salary as in effect immediately prior to the Change in Control, within two (2) years of the Change in Control, the Executive shall be entitled, if he incurs a separation from service with the Company due to his voluntary termination of employment within three (3) months after the involuntary assignment or salary reduction and two (2) years after the Change in

Control, to a cash payment of an amount equal to the fair value of the Executive’s unvested stock options issued by the Company or by First Business Financial Services, Inc. calculated as of the date of the Executive’s separation from service, plus such additional amount as will, when added to any Parachute Payment to the Executive contingent upon the Change in Control, equal two and 99/100 (2.99) times the Executive’s Salary. Payment shall be made in a lump sum on the fifteenth (15th) day immediately following the date of the Executive’s separation from service.
(k)    Involuntary Relocation. In the event of a Change in Control followed by an involuntary assignment of the Executive to a position not located within Milwaukee, Ozaukee, Waukesha, or Dane counties within two (2) years of the Change in Control, the Executive shall be entitled, if he incurs a separation from service with the Company due to his voluntary termination of employment within three (3) months after the involuntary assignment and two (2) years after the Change in Control, to a cash payment of an amount equal to the fair value of the Executive’s unvested stock options issued by the Company or by First Business Financial Services, Inc. calculated as of the date of the Executive’s separation from service, plus such additional amount as will, when added to any Parachute Payment to the Executive contingent upon the Change in Control, equal two and 99/100 (2.99) times the Executive’s Salary. Payment shall be made in a lump sum on the fifteenth (15th) day immediately following the date of the Executive’s separation from service.
(l)    Voluntary Termination. In the event of a Change in Control followed by the Executive’s separation from service with the Company due to his voluntary termination of employment within three (3) months of the Change in Control, the Executive shall be entitled to a payment of an amount equal to two (2) times his Salary. Payment shall be made in a lump sum on the fifteenth (15th) day immediately following the date of the Executive’s separation from service.
(m)    Death. In the event of the Executive’s death before the total amount due under this Section 6.1 has been paid, the Company shall pay to the Beneficiary, or, if none, the Executive’s estate, the remaining payments in accordance with the applicable schedule established under this Section 6.1.
(n)    Maximum Benefit. Notwithstanding any provision in this Agreement to the contrary, the benefit under this ARTICLE 6 will not exceed two and 99/100 (2.99) times the Executive’s “base amount” (as defined in Code Section 280G and the underlying regulations), no matter what the value of the Executive’s unvested stock options issued by the Company or by First Business Financial Services, Inc.
(o)    Retirement Benefit. Notwithstanding any provision in this ARTICLE 6 to the contrary, if within the two (2) years after a Change in Control the Executive is otherwise eligible for a payment under this ARTICLE 6. or an Early or Normal Retirement Benefit under ARTICLE 2, then he may elect to retire and to receive the Early or Normal Retirement Benefit, as applicable, in lieu of any benefit payable upon his separation from service with the Company due to a voluntary or involuntary termination of employment pursuant to this ARTICLE 6. Payment shall be made in a lump sum on the fifteenth (15th) day immediately following the date of the Executive’s separation from service.
6.2    Withholding of Taxes. The Company shall withhold from any amounts payable under this ARTICLE all federal, state, city, local, or other taxes as may be required.
ARTICLE 7.    COVENANTS NOT TO COMPETE

7.1    Covenant Not to Compete. During the Executive’s employment and for two (2) years after the Executive’s separation from service with the Company, the Executive shall not compete with the Company by providing, on behalf of himself, another bank or any financial services entity, any services of the Company that the Executive performed, supervised or managed as an officer or executive of the Company during the twelve (12) month period immediately prior to his separation from service within any county in which the Company maintained a bank or other financial services office as of the date of his separation from service. This covenant shall be independent of the covenants in Sections 7.2 and 7.3.
7.2    Solicitation. During the Executive’s employment and for two (2) years after the Executive’s separation from service with the Company, the Executive shall not solicit any employee or former employee of First Business Financial Services, Inc. or any of its subsidiaries to compete with the Company by providing, on behalf of the employee, another bank or any financial services entity, any services similar to those services that the employee performed, supervised or managed as an employee of the Company during the twelve (12) month period immediately prior to the employee’s separation from service with the Company within any county in which First Business Financial Services, Inc. or any of its subsidiaries, whichever employed the employee, maintained a bank or financial services office as of the date of the employee’s separation from service. Nothing in this paragraph is meant to prohibit an employee or former employee of First Business Financial Services, Inc. or any of its subsidiaries who is not a party to this Agreement from becoming employed by another organization or person. This covenant shall be independent of the covenants in Sections 7.1 and 7.3.
7.3    Covenant Not to Compete During Consulting Period. During the Term when the Executive is performing Consulting Services, as provided in Section 2.5, the Executive shall not compete with the Company by providing, on behalf of himself or another person or organization, services similar to those services of the Company which he has provided or is providing to the Company within any county in which the Company is providing or attempting to provide services about which the Executive has provided or is providing consulting services. This covenant not to compete is independent of the covenants in Sections 7.1 and 7.2.
7.4    Trade Secrets Laws Not Limited. Nothing in this Agreement shall limit the time period or the Executive’s duties, responsibilities or obligations under Wisconsin’s, or other applicable state’s, trade secrets laws, including but not limited to Sections 134.90 et seq. of the Wisconsin Statutes.
ARTICLE 8.    TERM OF AGREEMENT
8.1    Term of Agreement. This Agreement will continue from the Effective Date until the earliest of the Executive’s death, his separation from service for reasons other than Normal or Early Retirement or mutual agreement of the parties.
8.2    Survival of Obligation.
(a)    Executive. Any applicable obligations of the Executive under ARTICLE 7 shall survive the expiration of this Agreement.
(b)    Company. The expiration of this Agreement shall in no way relieve the Company of its obligations under this Agreement, until all obligations of the Company hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.
ARTICLE 9.    SUCCESSORS

9.1    Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to as if ARTICLE 6 applied here.
9.2    Binding Effect. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, and legatees. If the Executive should die while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.
ARTICLE 10.    MISCELLANEOUS
10.1    Employment Status. The Executive and the Company acknowledge that, except as provided in this or any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will”, and, may be terminated by either the Executive or the Company at any time, subject to applicable law.
10.2    Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent Beneficiaries of any Death Benefits or Retirement Benefits owing to the Executive under this Agreement. Such designation must be signed by the Executive, and in a form acceptable to the Board. The Executive may make or change such designation at any time.
10.3    Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.
10.4    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.
10.5    Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.
10.6    Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Board, or by the respective parties’ legal representatives and successors.
10.7    Applicable Law. To the extent not preempted by the laws of the United States, the laws of the State of Wisconsin shall be the controlling law in all matters relating to this Agreement.

10.8    Full Time Employment. This Company’s obligations under this Agreement are premised upon and conditioned upon the Executive being employed full time in a senior executive management position, that is to say a work week of at least forty (40) hours.
10.9    One Benefit Payable. Notwithstanding any provision of this Agreement to the contrary, only one (1) benefit will be payable under this Agreement to the Executive or, in the event of his death, the Beneficiary (or, if none, the Executive’s estate). There may be a benefit on separation for service without cause under Section 5.2; there may be a benefit on a Change in Control under ARTICLE 6; there may be a Normal Retirement Benefit or an Early Retirement Benefit under ARTICLE 2; or there may be a Death Benefit under Section 3.1; but there will never be more than one (1) benefit payable under this Agreement. If, as of the date of the Executive’s separation from service with the Company, the Executive is eligible to receive more than one (1) benefit under this Agreement, the Executive shall be provided the benefit with the greatest net present value (calculated using the annual long-term applicable federal rate then in effect) as of such separation from service, payable in accordance with the applicable payment provisions of this Agreement and Code Section 409A.
10.10    Attorneys’ Fees. If after a Change in Control, and as a result of a position taken by the Company or its successors after a Change in Control, the Executive takes nonfrivolous legal actions against the Company or its successors to defend his rights under this Agreement, the Company or its successors will reimburse the Executive for reasonable attorneys’ fees actually incurred in such legal actions.
10.11    Code Section 409A.
(a)    To the extent any provision of this Agreement or action by the Company would subject the Executive to liability for interest or additional taxes under Code Section 409A, such provision shall be deemed null and void, to the extent permitted by law and deemed advisable by the Company and beneficial to the Executive. It is intended that this Agreement will comply with Code Section 409A, and this Agreement shall be administered accordingly and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, no termination or similar payments or benefits shall be payable hereunder on account of an employment termination unless such termination constitutes a “separation from service” within the meaning of Code Section 409A. For purposes of Code Section 409A, all installment payments of deferred compensation made hereunder, or pursuant to another plan or arrangement, shall be deemed to be separate payments. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Code Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv).
(b)    Notwithstanding any provision of this Agreement to the contrary, in the event that any amount or benefit under this Agreement constitutes deferred compensation under Code Section 409A and the settlement or distribution of such amount or benefit is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” under Code Section 409A.
(c)    Notwithstanding any provision of this Agreement to the contrary, if the Executive is determined to be a Specified Employee as of the date of his separation from service, then, to the extent required pursuant to Code Section 409A, payments due under this Agreement that are deemed to be deferred compensation shall be subject to a six (6)-month delay following the date of separation from service; and all delayed payments shall be accumulated and paid in a lump-sum payment as of the first day of the seventh (7th) month following the date of separation from service (or, if earlier, as of the Executive’s death). Any portion of the benefits hereunder that were not otherwise due to be paid during the six (6)-month period following the date of the Executive’s separation from service shall be paid to the Executive in accordance with the payment schedule established herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
FIRST BUSINESS BANK

BY:
/s/ Gerald L. Kilcoyne
Gerald L. Kilcoyne
Chair of the Board

/s/ Corey A. Chambas
Corey A. Chambas
Chief Executive Officer of First Business Financial Services, Inc.

ATTESTED BY:
/s/ Jerome J. Smith
Jerome J. Smith
Chair of First Business Financial Services, Inc.

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